Exhibit 99.2

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

RENAISSANCE LEARNING

Moderator: Mary Minch

January 29, 2009

4:00 pm CT

Operator:  Good afternoon, ladies and gentlemen, and thank you for standing by.  Welcome to the Renaissance Learning’s fourth quarter earnings conference call.  At this time, everyone is in a listen-only mode.  Later, there will be an opportunity for you to ask questions and instructions will be given at that time.  As a reminder, your conference is being recorded.

And at this time, I would like to introduce the Chief Financial Officer, Mary Minch.  Please go ahead Miss Minch.

Mary Minch:  Good afternoon.  I'm Mary Minch, Chief Financial Officer of Renaissance Learning and I’d like to welcome everyone to our fourth quarter conference call.  With me today is Terry Paul, our Chief Executive Officer, and Steve Schmidt, our President and Chief Operating Officer.

Before beginning, I need to point out that this call may include information constituting forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding growth initiatives and management’s expectations with respect to orders and financial results for future periods.

These forward-looking statements are based on current expectations and various assumptions which management believes are reasonable.  Any such forward-looking statements involve risk

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements.  Factors that could cause or could contribute to such differences include those matters disclosed in our fourth quarter earnings release and in the company’s Securities and Exchange Commission filings including Forms 10-K and 10-Q.

I’ll begin our call today with a review of the fourth quarter financial results and then Steve will provide some brief comments about our operations.  Following our comments, we’ll be happy to take your questions.

Fourth quarter revenue of $29.6 million was up 4.7% from fourth quarter 2007 revenue of $28.3 million.  We recorded a net loss in the quarter of $43 million or a $1.49 per share.  The quarterly results include an after-tax non-cash, non-recurring charge of $47 million which includes a write-off of goodwill and other intangible assets and other restructuring costs.  Excluding these charges, net income was $4.1 million or 14 cents per share for the quarter compared to $2.7 million or 9 cents per share a year ago.

We completed our annual impairment test of goodwill and other intangible assets in the fourth quarter.  As a result of the testing, we incurred a total after-tax non-cash charge of $46.5 million related to the write-off of intangible assets acquired in the AlphaSmart acquisition in 2005.  This charge does not affect our cash position, cash flow from operating activities or liquidity, nor does it have any effect on current or future operations of the company.

The write-off is also not reflective of any loss of commitment or confidence in the product line.  We continue to believe our laptop units are the ideal writing and keyboarding solution for schools and that we will grow the sales and profitability of the product line.  But laptops are viewed as a more discretionary purchase than software by most schools and districts, so with the depressed market conditions that exist today which have affected school budgets and caused most to be

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

cautious about spending, our outlook for laptop orders was lowered for the near and intermediate term.

In addition to the impairment of intangible assets, fourth quarter results include after-tax non-cash charges of approximately $500,000 for certain laptop inventory items and other fixed asset write-offs associated with cost reduction initiatives.  Steve will comment more about our outlook for laptops and the cost reduction and restructuring actions that we have undertaken during his prepared remarks.

From an orders perspective, total orders for the quarter were down 10.7%.  We expect lower order rates in our fourth and first quarter due to increased seasonality as more and more of our orders for our subscription Renaissance Place products are now being placed in Q2 and Q3.  However, the general economic downturn also had an impact on results, particularly for laptops where the total order decline was 19.8%.

Total revenue increased 4.7% as a result of recognition of deferred revenue from prior periods.  Deferred revenue decreased $4.6 million in the quarter.

Service revenue which increased by $2.4 million improved for all major service categories, with the most significant increases in hosting and other technical services.  This is consistent with the trend we have seen all year and primarily reflects the strong Q3 orders for our enterprise subscription products and our hosting services.

Revenue recognition for software licensing fees increased from the prior period, but total product revenues were down 4.7%, largely as a result of the decline in hardware orders.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Total gross profit margins for the quarter were 77.7%, up from 74.7% last year.  Product gross margins increased to 84.2% from 82.1% in 2007, primarily due to a product mix more heavily weighted towards software in 2008.

Service gross margins increased to 61.9% compared to 58.2% in the trailing quarter and 48.2% in Q4 2007.  This is the sixth consecutive quarter of year-over-year improved service gross margins.  And as was true in the last several quarters, it’s primarily due to growth in our more profitable technical service areas, especially hosting, and also due to better leveraging of our fixed costs.

Operating expenses include the pre-tax write-off of intangibles acquired in the AlphaSmart acquisition of $47.9.  Excluding the write-off, overall operating expenses were flat to last year’s fourth quarter.

Our income tax expense related to ongoing operations was approximately 37% on an annual basis, about what we would expect our effective tax rate to be in 2009 as well.  Since the write-down of the AlphaSmart goodwill is not deductible for income tax purposes, it does not generate a current tax benefit, resulting in tax expense of $1.1 million during the quarter in spite of the reported pre-tax loss.

We continue to generate solid cash flow from operations.  In the fourth quarter we generated $7.2 million compared to $8.6 million in the fourth quarter of 2007.

The quality of our accounts receivable also remained strong.  After adjusting for the change in deferred revenue, day’s sales outstanding are just 30 days.

Now I’ll turn it over to Steve to provide additional comments about our operations.  Steve?

Steven Schmidt:  Thank you, Mary.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Mary mentioned that total orders were down 10.7% for the quarter.  We expected the decline in orders this quarter for software due to the increasing seasonality caused by our subscription sales.  However, we also believe some of the decline was due to the recession.  School districts have become very careful with their purchasing, with budgets either being cut or expected to be cut in the near future.

However, despite the overall order decline, we’re pleased with reading orders which were down only a couple of percentage points in Q4, about the same decline as last year’s fourth quarter.  We attribute that modest decline to increased seasonality and are pleased that our most important product line, the reading line, is doing well in the face of some pretty strong economic headwinds.  In fact we increased our Accelerated Reader Enterprise schools to about 18,000 in the quarter, an increase of nearly 1,500 schools.

Because the number of AR enterprise schools is still less than one-third of our total reading customers, there’s still significant growth potential available to us.  As you may recall from past conference calls, those customers who upgrade from a previous version of Accelerated Reader to Enterprise are proving to increase their annual purchase of reading software by over $1,000 per school and are typically purchasing hosting and other services as well.  Buoyed by the strength of our reading orders, we added about 2,000 schools to our Renaissance Place platform in the fourth quarter.

In addition, Renaissance Place continues to have an impact on the makeup of our revenue.  Subscription revenue as a percent of total software revenue was 54% in the fourth quarter and 48% for the full-year 2008.  That compares to 36% and 29% in the fourth quarter and full-year 2007.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Total schools actively using our products is now 74,000 schools while total schools actively using at least one product running on the Renaissance Place platform is now over 26,000 schools.  These numbers are adjusted to be slightly lower than those we recently reported because we fine-tuned our counting process with respect to the definition of a customer school, how we count schools involved in a district implementation, and how to handle the transfer of product or subscriptions between schools.

We’re very excited about a new product that we’re adding to our reading family.  Successful Reader, our new reading intervention product is expected to be released in the spring.  It combines Accelerated Reader best practices with powerful instructional materials developed by Dr. Roger Farr, a leading expert in the field of reading intervention.  It also includes premium digital audio books provided by Audible.com.  Successful Reader is an innovative, easy-to-implement reading intervention program for grades four to 12 that is proving to be extremely motivational and is directed at the skill levels-, the skill areas that will have the greatest impact on overall reading achievement.

Feedback from our pilot test sites has been very positive.  Students love listening to books read aloud to them by professionally-recorded narrators.  And because instruction is woven into the book discussion, learning is natural and enjoyable.  With the strong focus on comprehension and vocabulary, students quickly become stronger readers and develop other reading skills by improving their reading practice.  And Successful Reader is more affordable than many of the current reading intervention products available today.  We believe that Successful Reader will be a great product for us because it’s affordable, easy-to-implement, motivational for students, and most importantly because of the exceptional results schools will achieve in reading growth for their struggling students.

Our math and laptop product lines did not fare as well as our reading line this past quarter.  After solid growth rates in the last half of 2007 and relatively flat orders for the first three quarters of

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

2008, math orders declined by over 20% in Q4.  We still remain optimistic about our math product line especially with the increased federal emphasis on math and science.  But in the near term, math appears to be harder-hit by purchasing cutbacks than does the reading product line.

Laptops were especially impacted by the overall economic situation and tight school budgets as hardware products are viewed as a more discretionary purchase.  We noticed some weakness in laptop orders already last quarter.  And with the continued worsening of the economic environment, the outlook has continued to decline.

We continue to believe in this product line as the right tool for K-12 classrooms because customers that use it see the value for writing, keyboarding and short answer quizzing, and in fact use it across the curriculum.  We still expect to achieve growth in the years ahead, but because of the unprecedented economic situation facing state and school budgets, we expect the growth level to be less robust than our original targets and expectations.

We’re confident that the actions that we’ve put in place to improve volumes which include a sales promotion involving the use of a trial kit aimed at our Accelerated Reader Renaissance Place customers, the introduction of several new features to the laptop line and an attractive price decrease will all contribute to improved laptop order rates.  Unfortunately the timing of these initiatives, especially the promotion, coincide with the economic problems, holding back the momentum we were expecting.  As Mary mentioned, the result is that we recorded the large non-cash charge and wrote off nearly all of the intangible assets from the AlphaSmart acquisition.

It’s important that I reinforce that we are committed to and believe in this product line and we expect growth.  However, that growth will initially be at a lesser rate and perhaps be delayed for a more protracted time period than we have previously believed.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

We’ve taken proactive measures to reduce costs in the laptop line.  We believe these steps will better position the company to focus on our future growth platforms and will align our cost structure to the changing and challenging environment.  Earlier this month we reorganized our hardware sales team, combining it with our software sales team to take advantage of the broad sales coverage and relationships developed by the much larger software sales force.

In addition, we’re taking immediate steps to reduce our costs in other areas of the business.  We implemented a general hiring freeze in November that has already reduced our annual payroll going forward by $500,000 and is expected to continue to reduce our cost structure through attrition throughout 2009.

We’re also reducing product development costs related to some of the lower-performing product lines where added costs are not resulting in increased revenue.  Specifically, we’re closing our office in India as well as reducing our product development staff in other offices to better align our employee base with our product development needs and growth areas.  Additionally, we are implementing constraints and changes to reduce non-payroll expenses in certain areas.

We expect total annual savings from all of these measures, including the sales reorganization, to ultimately reduce our cost structure by over $5 million annually, with about $3 million hitting 2009, net of related severance and implementation costs.  First quarter savings in particular are expected to be offset by some one-time severance and other charges.

Looking ahead, we see some positive signs for education with the new administration in Washington.  The new administration with Arne Duncan heading up the Department of Education seem to be stellar supporters of education including improved assessments, accountability, data-based decision-making and improved technology infrastructure, all of which align perfectly with our products and corporate mission.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

The largest portion of education funding, however, comes from state and local levels, and most states are facing a shortfall in their budgets for 2009 and projecting worse deficits for fiscal year 2010.  Short of any help from the federal government, many states will likely make cuts in education spending for the upcoming fiscal year.  In fact according to The Center on Budget and Policy Priorities, many states have already implemented cuts to K-12 and early childhood education.  The proposed stimulus plan currently being worked on in Washington will help with the state – will help the states with their education funding, but it’s not clear that even the amounts being proposed will be sufficient to prevent an overall drop in K-12 spending.

These are unprecedented times and measures, so it’s hard to predict the net outcome.  We’ll get more clarity on the schools’ 2009-2010 school-year budgets in the months and quarters ahead.  In the meantime we’ll continue to focus on providing quality products and services to our customers that accelerate learning in as cost efficient a manner as possible.

Now, Terry, Mary and I would be happy to answer any questions that you have.

Operator:  Thank you.  Ladies and gentlemen, if you’re calling as a representative of an investment firm, you are invited to ask questions at this time.  Please press star 1 on your phone to ask your question.  If you’re on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  And again that is star 1.  We’ll pause for a moment.

We’ll take our first question from Jason Anderson with Stifel Nicolaus.

Jason Anderson:  Hi, everybody, I’m in for Jerry and Bob today.

Steven Schmidt:  Hi, Jason.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Jason Anderson:  Hey.  Could you give us some – could you give us some color on maybe what your thoughts are for fiscal ’09 in regard to orders either from laptop, software and total standpoint?  And maybe also some thoughts on revenue growth.  I mean I know you don’t typically guide, but any kind of direction you could help us out with?

Steven Schmidt:  It’s very difficult in these times, Jason, because we’re really not sure how the impacts of the stimulus plan and what the states and school districts are going through right now in their budgeting process, so it is hard to say.

You asked about laptops and I mentioned that we do continue to expect growth there.  Whether the environment is so severe that we’re not able to achieve that growth is really hard to predict, but we believe that product line has a lot of potential and we’re still looking to attempt to grow it.  And the sales reorganization and some of the initiatives that I described are certainly part of that.

But no, I guess we don’t care to give any specific forecast or predictions on 2009.  It’s just too certain an environment – too uncertain an environment.

Jason Anderson:  I guess just a little further, would you even, I mean, even in I guess the near future, do you – would you expect the laptop situation to go – to get worse as far as the order rate goes, than what we’re recently seen in this quarter?

Steven Schmidt:  I don’t think so.  I think we’re seeing the impact.  Schools are definitely holding back on their spending.  And we’re certainly optimistic that some of the initiatives that we have going can help offset some of that.

Steven Schmidt:  So I don’t expect a decline – order decline worse than what we saw last quarter.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Jason Anderson:  OK, thanks.  And renewal rates, is there – can you comment anything on renewal rates or also you know as schools are holding back, I'm sure there’s been some challenges there, but also with like more of a, and I think we’ve talked about the differential between number of schools renewing and then also more of a utilization type renewal, could you comment on anything with those two?

Steven Schmidt:  Sure.  Renewals have continued to be good.  Q3 is a bigger renewal period for us than this past quarter that we just closed.  But we continue to be pleased with renewals.  As you know we don’t give out specifics on that.  But it’s – renewals are running well over 90%.

In terms of utilization, we’re seeing a pretty steady utilization rate.  In the past we have seen times that schools, as they increased utilization were increasing their student capacity.  But especially times with tight budgets, they’re pretty careful on not ordering extra student capacity.  And so we’re seeing that hold pretty steady.

Jason Anderson:  OK.  You commented on the Renaissance Place numbers going down to about – well, not – they went down due to an accounting change, I think to 26,000 plus.  What is that then in – how does that compare then to the prior quarter, which I think was at 27,000?  In other words, what would the restated number be there?

Mary Minch:  Jason, as Steve said, we added about 2,000 schools in the quarter.  So …

Jason Anderson:  Oh OK.  I missed that.  Thanks.  Do you have an expectation on 2009 in regards to that metric also?

Steven Schmidt:  No.  Again, we expect to continue to grow and migrate our customers to the Renaissance Place platform, but again it’s hard to predict exactly what level that will take place.  I would hope it can continue at a rate somewhat like we achieved in 2008.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Jason Anderson:  OK.  You mentioned I think in the last quarter you cut prices on laptops, if I'm not mistaken.  Is there any further price cuts either across any other products or in laptops further planned into ’09?

Steven Schmidt:  No, there’s no other price changes contemplated at this point.

Jason Anderson:  OK.  And then in regards to the laptop business, you did comment on your commitment to it and all, but I mean, I didn’t know if you could elaborate further on the strategy there.  You’ve been adding further development to the product and other great features and I know the approval rates are very good with the product.  But is that something you think of curtailing?  I believe you did comment a little bit about it.  Is there any more you could do with that?

Steven Schmidt:  No, I think the plans that we have for the laptop product line in adding some of these features, and several of them involve integrating that unit with some of our software products.  It runs Accelerated Reader quizzes; NEO2 can run the Math Facts in a Flash, practice.  So I think that’s an important part of the strategy.  There’s other aspects of it, other features that we think can enhance the product line further.  So I think that will continue pretty much on the track that’s been on.

Jason Anderson:  OK.  And one other one and I’ll jump back in the queue.  But as far as the cost reductions, you did quantify, I think you said about 3 million for ’09, and then in the first quarter there may be some charges, is there any estimate on that?  And also, what – I believe you commented on product development as a line item – any other line items?  Or is there a way we can split that out or have a rough range on how to forecast that into ’09, where the savings are?

Steven Schmidt:  The comments regarding first quarter was – were meant to tell you that you won’t see much of the cost savings showing up in the numbers because of the implementation costs, the

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

severance charges and so forth in achieving those cost savings.  But I don’t expect it to be negative either; it’s just not going to have much of an impact on the first quarter.  Those savings will start helping us in the second quarter and thereafter in 2009.  And as I mentioned, about $3 million net positive impact on cost in 2009.

Product development is going to show the bulk of those changes at least initially because the moves that we’ve – we’ve just made the closing of the India office and some reductions in that area are going to show up first.  But as I mentioned, through the hiring freeze, some sales reorganization, whatever, the other cost line items also will be reduced.

Jason Anderson:  Great, thank you.

Operator:  Thank you so much.  And as a reminder, ladies and gentlemen, that is star 1 for a question.  We’ll next go to Steve Sharkey with Flat Creek Investments.

Steve Sharkey:  Well, I'm not surprised to see the write-off on AlphaSmart, but Steve, can you remind me, what was the original cost, roughly?

Steven Schmidt:  It was about $55 million, Steve.

Steve Sharkey:  OK.  And you’re writing off $46-$47 million.  What is the process you guys did?  Did the accountants make you do sort of a, my understanding is you got to do sort of a discounted cash flow analysis to try to estimate the value and then the diminution in value?  Is that correct?

Steven Schmidt:  That’s correct.

Steve Sharkey:  OK.  Do you think that the laptops are being affected by cheap – the availability of cheap PCs or PC laptops, or do you just think it’s a function of the economy?

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Steven Schmidt:  I think any of those types of competitive products, even though the functionality really isn’t competitive, those products are not designed and are not particularly useful in K-12 schools.  But any of those types of product introductions do create noise and confusion and certainly there’s some impact there.  But we’re feeling that the primary thing holding back the laptop line is the, at this point, the recession and the budget problems.

Steve Sharkey:  OK.  I mean I – it’s hard to reconcile the write-off with the statement that you feel there’s still a lot of potential in the line, and if you look at the write-off relative to the original cost.  But I guess …

Steve Schmidt:  The analysis is heavily weighted toward the near term forecasts and expectations.  And I think with the budget situation as it is, of course the near-term forecasts are you know much less robust than our expectations would have been a year ago or a couple years ago.  So I think that played heavily into the need to take a large write-off.

Steve Sharkey:  OK.  And then I guess the last question in previous call you sort of addressed, just wondered how that $5 million in savings might roughly break down between your various line items, product development, sales and marketing and G&A?  You know can you assume half of it is out of product development and the balance is split between the other two or …

Mary Minch:  Steve, this is Mary.  That’s about right.  It’s a little more than 2 million, close to half, that would be in product development.  And then the rest of it is split sort of half and half between G&A and marketing and a little bit in cost of sale – I’m sorry, selling and marketing, a little bit cost of sales and G&A.  So if you split between those major categories.

Steve Sharkey:  OK, thank you.

RENAISSANCE LEARNING

Moderator: Mary Minch

01-29-09/4:00 pm CT

Confirmation # 2660478

Operator:  Thank you.  And as a reminder, ladies and gentlemen, that is star 1 if you’d like to ask for a question.  We’ll pause for a moment.

And at this time, it appears we have no further question.  We’ll turn the call back to Miss Mary Minch.  Please go ahead, ma’am.

Steven Schmidt:  Well, this is Steve.  Renaissance Learning has outstanding products, a dedicated workforce, very healthy cash flow and a solid balance sheet with no debt, all positioning us well for whatever challenges this unprecedented economic times and proposed changes bring to us.  We’re encouraged by the federal proposals, but regardless of what happens, we intend to emerge from these difficult economic times even stronger.  Our products are the right products to help students and teachers accelerate learning.

Thank you for joining us today.  We’ll speak to you again in April.

Operator:  Thank you.  Ladies and gentlemen, that does conclude today’s conference.  We appreciate your participation.  And have a wonderful day.

END